EXHIBIT 99.1
Corcept Therapeutics Announces Second Quarter Financial Results and Provides Corporate Update
•Revenue of $194.4 million, compared to $163.8 million in second quarter 2024
•Modified 2025 revenue guidance of $850 – $900 million
•Net income of $35.1 million, compared to $35.5 million in second quarter 2024
•Cash and investments of $515.0 million at June 30, 2025
•Acquired $115.4 million of Corcept common stock in second quarter 2025
REDWOOD CITY, Calif., (July 31, 2025) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today reported its results for the quarter ended June 30, 2025.
Financial Results
“The second quarter marked another period of robust growth in our hypercortisolism business. Once again, we had a record number of new prescribers and a record number of new patients receiving treatment. Physicians increasingly recognize hypercortisolism’s true prevalence and the necessity of appropriate treatment, which has led to increased screening and diagnosis. Our financial results don’t fully reflect this surge in demand, which outpaced our specialty pharmacy vendor’s capacity. We expect improved performance by our current vendor, as well as contribution from a second pharmacy that is coming online soon, in the coming quarters and have modified our 2025 revenue guidance to $850 – $900 million,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer.
Corcept’s second quarter 2025 revenue was $194.4 million, compared to $163.8 million in the second quarter of 2024. Second quarter 2025 operating expenses were $167.8 million, compared to $128.2 million in the same period last year. Net income per common share (diluted) was $0.29 in the second quarter of 2025, compared to $0.32 in the second quarter of 2024.
Cash and investments were $515.0 million at June 30, 2025, compared to $570.8 million at March 31, 2025. The balance at June 30, 2025 reflects the acquisition of $115.4 million of common stock in the second quarter pursuant to the company’s stock repurchase program, net exercise of employee stock options and net vesting of restricted stock grants.
Clinical Development
“We achieved many important clinical development milestones in the second quarter. Results of Part 1 and Part 2 of our CATALYST study were published in Diabetes Care in April and June. Our ROSELLA study’s results were published in The Lancet in June. We have two New Drug Applications (NDAs) in progress – one in hypercortisolism and another in platinum-resistant ovarian cancer. We are discussing with regulators the optimal development and regulatory path for dazucorilant which, in our Phase 2 DAZALS trial, prevented early death in patients with ALS. In addition, we continue to investigate how cortisol modulation can benefit patients with a broad range of serious disorders, including Metabolic Dysfunction-Associated Steatohepatitis (MASH),” added Dr. Belanoff.
Hypercortisolism (Cushing’s Syndrome)
•Relacorilant for patients with hypercortisolism – FDA review of NDA continues, with Prescription Drug User Fee Act (PDUFA) date of December 30, 2025

•CATALYST Part 1 – Prevalence of hypercortisolism in patients with difficult-to-control type 2 diabetes – Results published in Diabetes Care (Buse et al, April 2025)
•CATALYST Part 2 – Randomized, double-blind, placebo-controlled study of Korlym® in 136 patients with hypercortisolism and difficult-to-control type 2 diabetes – Results presented at the American Diabetes Association’s 85th Scientific Sessions; published in Diabetes Care (DeFronzo et al, June 2025)
•MOMENTUM – Enrollment continues in 1,000-patient trial examining the prevalence of hypercortisolism in patients with resistant hypertension – Results expected by year-end
“CATALYST is a landmark study in hypercortisolism, a serious and deadly disease that too often goes undetected,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer. “CATALYST Part 1 showed that one in every four patients with difficult-to-control type 2 diabetes has hypercortisolism. CATALYST Part 2 showed that treatment with a cortisol modulator can be highly effective in improving their signs and symptoms. These powerful findings provide important guidance for physicians and will accelerate screening and treatment of patients with hypercortisolism.”
“We continue to work toward relacorilant’s approval. In our studies, patients who received relacorilant exhibited clinically and statistically significant improvements in a wide array of hypercortisolism’s signs and symptoms, without the off-target effects and toxicities that accompany currently available treatments,” added Dr. Guyer. “Relacorilant has the potential to become the standard of care for patients with this devastating disease.”
Oncology
•NDA submitted in July 2025 for relacorilant to treat patients with platinum-resistant ovarian cancer – Submission of European Marketing Authorization Application (MAA) expected this quarter
•ROSELLA – Primary endpoint met in pivotal Phase 3 trial of relacorilant plus nab-paclitaxel in 381 patients with platinum-resistant ovarian cancer – Results presented at the American Society of Clinical Oncology (ASCO) 2025 annual meeting and published in The Lancet (Olawaiye et al, June 2025)
•BELLA – Enrollment continues briskly in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 90 patients with platinum-resistant ovarian cancer
•Early-stage prostate cancer – Enrollment continues in randomized, placebo-controlled, Phase 2 trial of relacorilant plus enzalutamide in patients with early-stage prostate cancer, conducted in collaboration with the University of Chicago
“Our NDA for relacorilant to treat patients with platinum-resistant ovarian cancer is based on the results of our pivotal ROSELLA study, which confirmed the positive results of our Phase 2 study. The progression-free and overall survival improvements in patients who received relacorilant, with no increase in safety burden and without the requirement of biomarker screening, are groundbreaking,” said Dr. Guyer. “We look forward to working with the FDA as it reviews our NDA and submitting our MAA later this quarter.”
“The BELLA study builds on ROSELLA’s findings, assessing the safety and efficacy of combining relacorilant with two medications – nab-paclitaxel and bevacizumab – to treat patients with platinum-resistant ovarian cancer. Separately, we expect that relacorilant can help treat earlier stages of ovarian cancer and other solid tumors and will soon initiate additional clinical trials.”
Amyotrophic Lateral Sclerosis (ALS)
•DAZALS – Exploratory analysis showed that patients receiving dazucorilant 300 mg exhibited an 84 percent reduction in risk of death during the study’s first year compared to patients receiving placebo (hazard ratio: 0.16, p-value: 0.0009)
•DAZALS – Results presented at European Network to Cure ALS (ENCALS) annual meeting in June 2025
“ALS is a devastating disease. In DAZALS, dazucorilant did not meet its primary endpoint of improvement in the ALS Functional Rating Scale-Revised (ALSFRS-R). However, patients who received dazucorilant 300 mg daily had an 84 percent lower chance of dying during the study’s first year compared to patients who received placebo (hazard ratio: 0.16, p-value: 0.0009),” said Dr. Guyer. “Reducing mortality from the start of treatment, when many patients retain considerable function, is an important benefit. We are working with regulatory authorities to determine the fastest path forward.”
Metabolic Dysfunction-Associated Steatohepatitis (MASH)
•MONARCH – Enrollment nearly complete in randomized, double-blind, placebo-controlled, Phase 2b trial of miricorilant in patients with biopsy-confirmed or presumed MASH
“In our Phase 1b study, miricorilant reduced liver fat very rapidly, improved liver health and key metabolic and lipid measures and was well-tolerated. We look forward to building on these promising results in our Phase 2b MONARCH study. Enrollment will complete in the coming weeks with first results expected by the end of next year,” said Dr. Guyer.
Conference Call
We will hold a conference call on July 31, 2025, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants must register in advance of the conference call by clicking here. Upon registering, each participant will receive a dial-in number and a unique access PIN. Each access PIN will accommodate one caller. A listen-only webcast will be available by clicking here. A replay of the call will be available on the Investors / Events tab of Corcept.com.
About Corcept Therapeutics
For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders and has discovered more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with hypercortisolism, solid tumors, ALS and liver disease. In February 2012, the company introduced Korlym, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous hypercortisolism. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations that are subject to risks and uncertainties that might cause our actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those related to our ability to: operate our business; study and develop Korlym, relacorilant, miricorilant, dazucorilant and our other product candidates; those molecules’ clinical attributes, regulatory approvals, mandates, oversight and other requirements; and the scope and protective power of our intellectual property. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website.
In this press release, forward-looking statements include those concerning: trends in medical practice, including trends regarding the identification and treatment of patients with hypercortisolism; our 2025 revenue guidance and factors that may affect our revenue and revenue growth, such as increased uptake or price reductions in competing medications, including generic versions of Korlym; relacorilant as a treatment for patients with hypercortisolism and ovarian and other cancers; dazucorilant as a treatment for patients with ALS; miricorilant as a treatment for patients with MASH; the timing and outcome of relacorilant’s NDAs and planned MAA in hypercortisolism and ovarian cancer; the timing and outcome of our CATALYST, MOMENTUM, ROSELLA, BELLA, DAZALS and MONARCH trials and their impact on patient care and Corcept’s commercial prospects; and the accrual and attributes of our clinical data. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2025	December 31, 2024(1)
	(Unaudited)
Assets
Cash and investments	$515,001	$603,165
Trade receivables, net of allowances	64,567	53,976
Inventory	20,267	15,995
Operating lease right-of-use asset	4,964	5,324
Deferred tax assets, net	162,229	130,914
Other assets	34,694	31,179
Total assets	$801,722	$840,553
Liabilities and Stockholders’ Equity
Accounts payable	$23,525	$15,376
Operating lease liabilities	6,605	6,936
Other liabilities	135,799	138,652
Stockholders’ equity	635,793	679,589
Total liabilities and stockholders’ equity	$801,722	$840,553

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
Product revenue, net	$194,430	$163,796	$351,644	$310,604

Operating expenses
Cost of sales	3,433	2,524	5,836	5,059
Research and development	60,471	58,745	121,206	117,251
Selling, general and administrative	103,851	66,935	194,511	123,203
Total operating expenses	167,755	128,204	321,553	245,513
Income from operations	26,675	35,592	30,091	65,091
Interest and other income	5,017	6,004	11,219	11,498
Income before income taxes	31,692	41,596	41,310	76,589
Income tax benefit (expense)	3,457	(6,108)	14,386	(13,339)
Net income	$35,149	$35,488	$55,696	$63,250

Net income attributable to common stockholders	$34,611	$35,120	$54,918	$62,640

Basic net income per common share	$0.33	$0.34	$0.53	$0.61

Diluted net income per common share	$0.29	$0.32	$0.46	$0.57

Weighted-average shares outstanding used in computing net income per common share
Basic	104,111	103,118	104,108	102,954
Diluted	120,485	111,244	120,227	110,550

CONTACT:
Corcept Therapeutics
Investor Relations
ir@corcept.com
www.corcept.com